SCHEDULE 14A

                   INFORMATION REQUIRED IN PROXY STATEMENT

                          SCHEDULE 14A INFORMATION
    PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE
                                 ACT OF 1934
                           (AMENDMENT NO.       )

   Filed by the Registrant     /X/
   Filed by a Party other than the Registrant   /__/

   Check the appropriate box:

    /_/  Preliminary Proxy Statement       /_/  Confidential, for
    /X/  Definitive Proxy Statement             use of the
    /_/  Definitive Additional Materials        Commission Only (as
    /_/  Soliciting Material Pursuant to        permit-ted by Rule
         Rule 14a-113(c) or Rule 14a-12          14a-6(e)(2))

                                 NEWELL CO.
              (Name of Registrant as Specified in its Charter)

   ______________________________________________________________________
        (Name of Person(s) Filing Proxy Statement, if other than the
                                 Registrant)

   Payment of filing fee (check the appropriate box):

   /X/  No fee required.

   /_/ Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

        1) Title of each class of securities to which transaction applies:

        2)   Aggregate number of securities to which transaction applies:

        3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        4)   Proposed maximum aggregate value of transaction:

        5)   Total fee paid:

   /_/  Fee paid previously with preliminary materials.

   /_/ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        1)   Amount Previously Paid:

        2)   Form, Schedule or Registration Statement No.:

        3)   Filing Party:

        4)   Date Filed:
                                   [LOGO]

                  NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           TO BE HELD MAY 13, 1998


   To the Stockholders of NEWELL CO.:

        The Annual Meeting of Stockholders of NEWELL CO. will be held on Wednesday, May 13, 1998 at 10:00 A.M., Central Daylight Savings Time, at Northern Illinois University, Rockford Education Center, 8500 East State Street, Rockford, Illinois, for the following purposes:

        1. To elect four directors of the Company to serve for a term of three years;

        2. To consider and vote upon the ratification of the appointment of Arthur Andersen L.L.P. as the Company's independent accountants for the year 1998; and

        3. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

        Stockholders of record at the close of business on March 16, 1998 are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

        Newell Co.'s Annual Report for the year 1997 is enclosed for your convenience.

        Stockholders of record may vote their proxies by signing, dating and returning the enclosed proxy card or by calling the toll-free number listed on the enclosed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote by telephone. Please follow the instructions on the form you receive from your bank or broker. The method by which you decide to vote will not limit your right to vote at the Annual Meeting. If you later decide to the attend the Annual Meeting in person, you may vote your shares even if you have submitted a proxy in writing or by telephone.

                                    By Order of the Board of Directors,

                                                [SIGNATURE]


                                             RICHARD H. WOLFF
                                                 SECRETARY

   March 19, 1998

                                 NEWELL CO.
                                NEWELL CENTER
                          29 EAST STEPHENSON STREET
                          FREEPORT, ILLINOIS 61032

                             -------------------

                    PROXY STATEMENT FOR ANNUAL MEETING OF
                   STOCKHOLDERS TO BE HELD ON MAY 13, 1998

        This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of NEWELL CO., a Delaware corporation (the "Company"), from holders of the Company's outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), for the Annual Meeting of Stockholders to be held on Wednesday, May 13, 1998 for the purposes set forth in the accompanying notice (the "Annual Meeting"). The Company will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone, by telegram or in person. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The Company has engaged Morrow & Co. to assist in the solicitation of proxies in connection with the Annual Meeting and has agreed to pay such firm $8,000, plus out-of-pocket costs and expenses. This proxy statement is first being mailed to stockholders of the Company on or about March 19, 1998.


                            VOTING AT THE MEETING

        At the close of business on March 16, 1998, the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"), there were outstanding and entitled to vote 159,306,204 shares of Common Stock. All of the outstanding shares of Common Stock are entitled to vote on all matters which properly come before the Annual Meeting, and each stockholder will be entitled to one vote for each share of Common Stock held.

        Each proxy that is properly received, whether by mail or by telephone, prior to the Annual Meeting will, unless revoked, be voted in accordance with the instructions relating thereto. The telephone voting procedures described on the proxy card are designed to authenticate stockholders by use of a control number and to allow stockholders to stay on the line to confirm that their instructions have been properly recorded. If no instruction is indicated, the shares will be voted FOR the election of the four nominees for director listed in this proxy statement and FOR ratification of the appointment of Arthur Andersen L.L.P. A stockholder who has given a proxy in writing or by telephone may revoke such proxy at any time before it is voted at the Annual Meeting by voting again by telephone at a later date, by delivering a written notice of revocation or a duly executed proxy bearing a later date to the Secretary of the Company or by attending the meeting and voting in person.

        A quorum of stockholders is necessary to take action at the Annual Meeting. A majority of the outstanding shares of Common Stock of the Company, represented in person or by proxy, will constitute a quorum. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will determine whether or not a quorum is present at the Annual Meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of Common Stock if instructions have not been received from the beneficial owner or other person entitled to vote. The inspectors of election will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal, because such broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Broker non-votes are not counted in the vote totals and will have no effect on any proposal scheduled for consideration at the Annual Meeting, because they are not considered votes cast. For purposes of determining stockholder approval, abstentions will be treated as shares of Common Stock voted against ratification of the appointment of Arthur Andersen L.L.P. as independent accountants for the year 1998.

        The four nominees for director who receive the greatest number of votes cast in person or by proxy at the Annual Meeting shall be elected directors of the Company. The vote required for ratification of the appointment of Arthur Andersen L.L.P. as independent accountants for the year 1998 is the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting.


                     PROPOSAL 1 - ELECTION OF DIRECTORS

        The Company's Board of Directors is currently composed of eleven directors who are divided into three classes. One class is elected each year for a three-year term. At the Annual Meeting, Thomas A. Ferguson, Jr., Allan P. Newell, Elizabeth Cuthbert Millett and Cynthia
   A. Montgomery will be nominated to serve in Class II until the Annual Meeting of Stockholders to be held in 2001 and until their successors have been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the election of the four nominees for director. Proxies will be voted in a discretionary manner should any nominee be unable to serve. All of the nominees are currently serving as directors of the Company.

        Effective January 1, 1998, Daniel C. Ferguson stepped down as Chairman of the Board of Directors of the Company, a position he held since May 1992, and William P. Sovey assumed this position. At the same time, Mr. Sovey retired as Chief Executive Officer and Vice Chairman of the Board of Directors, a position he held since May 1992, and John J. McDonough took over these duties. All three will continue as directors, and the Board of Directors and the Company will continue to benefit from their counsel, guidance and experience and are grateful for their contributions.

        The dates shown for service as a director of the Company include service as a director of the predecessor of the Company prior to July 1987. The nominees, and certain information about them and the directors serving in Class I and Class III whose terms expire in future years, are set forth below. Please note that Daniel C. Ferguson and Thomas A. Ferguson, Jr. are not related.

                      Name and Background                   Director
                      -------------------                    Since
                                                            --------

   NOMINEES FOR CLASS II DIRECTORS FOR TERM EXPIRING
   IN 2001

        Thomas A. Ferguson, Jr., age 50, has been President
        and Chief Operating Officer of the Company since
        May 1992.  Prior thereto, Mr. Ferguson was
        President-Operating Companies of the Company from
        January 1989 through May 1992.  He was Vice
        President-Controller of the Company from February
        1988 through December 1988 . . . . . . . . . . . .    1992

        Allan P. Newell, age 52, has been a private
        investor for more than five years  . . . . . . . .    1982

        Elizabeth Cuthbert Millett, age 41, has been the
        owner and operator of Plum Creek Ranch, located in
        Newcastle, Wyoming (a commercial cattle production
        company) for more than five years  . . . . . . . .    1995

                      Name and Background                   Director
                      -------------------                    Since
                                                            --------

        Cynthia A. Montgomery, age 45, has been a Professor
        of Business Administration at the Harvard
        University Graduate School of Business since 1989.
        Prior thereto, Professor Montgomery was a Professor
        at the Kellogg School of Management at Northwestern
        University from 1985 to 1989.  She is also a
        Director of UNUM Corporation (an insurance company)
        and 28 mutual funds managed by Merrill Lynch & Co.
        or one of its subsidiaries (investment companies)     1995

   CLASS III DIRECTORS CONTINUING IN OFFICE - TERM EXPIRING
   IN 1999
        Alton F. Doody, age 63, has been President and
        Chief Executive Officer of The Alton F. Doody Co.
        (a marketing consulting company) since 1984  . . .    1976

        Daniel C. Ferguson, age 70, was Chairman of the
        Board of the Company from May 1992 through December
        1997.  Mr. Ferguson was Chief Executive Officer of
        the Company from 1966 through May 1992.  He is a
        Director of the Northern Trust Co. of Florida (a
        financial institution) . . . . . . . . . . . . . .    1965

        Henry B. Pearsall, age 63, was Chairman of the
        Board of Sanford Corporation (an office supplies
        manufacturer acquired by the Company in February
        1992) from January 1988 through his retirement in
        November 1994, and was Chief Executive Officer from
        January 1988 through February 1992.  He is a
        Director of Ariel Capital Management, Inc. (an
        investment management company) and Oak Park River
        Forest Bancshares Inc. (a bank holding company)  .    1992

   CLASS I DIRECTORS CONTINUING IN OFFICE - TERM EXPIRING
   IN 2000

        Gary H. Driggs, age 63, has been Chairman of
        Camelback Investment and Management Co. (an
        investment management firm) and Camelback Hotel
        Corporation (a hotel management firm) since August
        1989.  Dr. Driggs has also been Chairman of Covid,
        Inc. (an electronic product manufacturing company)
        since July 1993.  He was President and Chief
        Executive Officer of Western Savings and Loan
        Association ("WS&L") (a saving and loan
        association) from 1973 through 1988 and was a
        Director from 1981 through 1989(1) . . . . . . . .    1982

                      Name and Background                   Director
                      -------------------                    Since
                                                            --------

        Robert L. Katz, age 72, has been President of
        Robert L. Katz & Associates (consultants in
        corporate strategy) for more than five years.  For
        sixteen years, Dr. Katz taught Business Policy and
        Organizational Behavior at the Stanford, Harvard
        and Dartmouth Graduate Schools of Business.  He is
        also a Director of HON Industries Inc. (an office
        furniture manufacturing company)   . . . . . . . .    1975

        John J. McDonough, age 61, has been Vice Chairman
        of the Board and Chief Executive Officer of the
        Company since January 1, 1998(2).  He has been
        President and Chief Executive Officer of McDonough
        Capital Company LLC (an investment management
        company) since April 1995.  Prior thereto, he was
        Vice Chairman and a Director of Dentsply
        International Inc. (a manufacturer and distributor
        of dental and medical x-ray equipment and other
        dental products) from 1983 through October 1995,
        and was Chief Executive Officer from April 1983
        through February 1995.  He was Senior Vice
        President Finance of the Company from November 1981
        through April 1983.  He is a Director of Applied
        Power, Inc. (a manufacturer and distributor of
        tools, equipment, systems and consumable items to
        the OEM industry). . . . . . . . . . . . . . . . .    1992

        William P. Sovey, age 64, has been Chairman of the
        Board of the Company since January 1, 1998.  He was
        Vice Chairman and Chief Executive Officer of the
        Company from May 1992 through December 1997.  Mr.
        Sovey was President and Chief Operating Officer of
        the Company from January 1986 through May 1992.  He
        was President and Chief Operating Officer of AMF
        Inc. (an industrial and consumer leisure products
        company) from March 1982 through July 1985, and
        Executive Vice President from August 1979 through
        March 1982.  He is also a Director of Acme Metals
        Incorporated (a fully integrated producer of steel
        and steel products) and TECO Energy Incorporated
        (an energy production and distribution company)  .    1986

   ------------------
   (1) Dr. Driggs resigned as President and Chief Executive Officer of WS&L in December 1988 and as a Director in March 1989. Later in 1989, WS&L was declared insolvent and taken over by the Federal Deposit Insurance Corporation. In 1995, Dr. Driggs settled civil actions alleging conspiracy, fraud and other acts relating to the insolvency for an aggregate amount of $650,000 and agreed not to affiliate with an insured depositary institution without prior
        approval.   He also  pled guilty to two  felony counts  relating
        to omissions in regulatory filings and was fined $10,000, placed on probation and required to perform community service. Dr. Driggs cooperated in the investigation of this matter.

   (2) Mr. McDonough's annual salary has been set at $800,000, and he has been granted options to purchase 50,000 shares of Common Stock under the Newell Co. 1993 Stock Option Plan at an exercise price of $42.625 per share.

   INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

        The Company's Board of Directors held four meetings during 1997. The Board of Directors has an Audit Committee and an Executive
   Compensation Committee, and the Board as a whole operates as a committee to nominate directors.

        The Audit Committee, whose chairman is Dr. Katz and whose other current members are Dr. Driggs and Mr. Newell, met two times in 1997. The committee's duties are to (1) review with management and the independent accountants the Company's accounting policies and practices and the adequacy of internal controls; (2) review the scope and results of the annual examination performed by the independent accountants; and (3) make recommendations to the Board of Directors regarding the appointment of the independent accountants and approval of the services performed by the independent accountants, and fees related thereto.

        The Executive Compensation Committee (the "Compensation
   Committee"), whose chairman is Mr. D. Ferguson and whose other current member is Dr. Katz, met four times in 1997. This committee is responsible for establishing the Company's executive officer compensation policies and for administration of such policies. SEE "Executive Compensation-Executive Compensation Committee Report on Executive Compensation."

        The Board of Directors, acting as a nominating committee, will consider candidates for director recommended by stockholders. A stockholder who wishes to submit a candidate for consideration at the Annual Meeting of Stockholders to be held in 1999 must notify the Secretary of the Company in writing no later than February 12, 1999. The stockholder's written notice must include information about each proposed nominee, including name, age, business address, principal occupation, shares beneficially owned and other information required in proxy solicitations. The nomination notice must also include the nominating stockholder's name and address and the number of shares of the Common Stock beneficially owned by the stockholder. The stockholder must also furnish a statement from the candidate indicating that the candidate wishes and is able to serve as a director. These procedures, and a statement that the stockholder intends to make the nomination, are prerequisites under the Company's Restated Certificate of Incorporation to a stockholder nominating a candidate at the meeting.

   COMPENSATION OF DIRECTORS

        During 1997, directors of the Company who are not also employees were paid a retainer ($20,000 per annum) plus a $1,000 fee for each Board meeting attended and a $1,000 fee for each committee meeting attended. Directors of the Company are eligible to receive options to purchase shares of Common Stock under the Newell Co. 1993 Stock Option Plan, as amended on November 6, 1997 (the "1993 Option Plan"). All options are granted at the market value of the Common Stock on the date of the grant and become exercisable in annual cumulative installments of 20%, commencing one year from the date of grant, with full vesting occurring on the fifth anniversary of the date of grant. On November 6, 1997, each non-employee director was granted options to purchase 5,000 shares of Common Stock at an exercise price of $39.9375 per share. Continuing non-employee directors will automatically receive additional options to purchase 5,000 shares of Common Stock on the fifth anniversary of November 6, 1997 and the fifth anniversary of the date such director otherwise received options under the 1993 Option Plan.

        The Company has a consulting agreement with Dr. Katz which provides that the Company will pay Dr. Katz $5,000 per month for corporate strategy consulting services plus travel expenses and other reasonable out-of-pocket costs incurred on the Company's behalf. Unless canceled prior to 90 days before its expiration, the consulting agreement is automatically renewed each year. Dr. Katz received a consulting fee of $60,000 in 1997.


                           EXECUTIVE COMPENSATION
   SUMMARY

        The following table summarizes all compensation for services to the Company and its subsidiaries for the fiscal years ended December 31, 1997, 1996 and 1995 earned by or awarded or paid to the persons who were the chief executive officer and the five other most highly compensated executive officers of the Company (the "Named Officers") during 1997.

                                                    SUMMARY COMPENSATION TABLE


                                                                                               Long-Term
                                                      Annual Compensation                     Compensation

                                                                                                 Awards
     Name and Principal                                                Other Annual                                  All Other
           Position                                                    Compensation      Securities Underlying      Compensation
           in 1997               Year     Salary ($)     Bonus ($)        ($) (1)             Options (#)            ($) (2)
 William P. Sovey,               1997       $750,000      $614,250         $11,689                23,600               $8,080
 Vice Chairman and               1996        700,000       573,300          10,214                35,000                4,750
 Chief Executive Officer         1995        650,000       526,500           8,818                     0                4,620
 until December 31, 1997

 Thomas A. Ferguson, Jr.,        1997        565,000       462,735          12,355                25,300                7,210
 President and Chief             1996        525,000       429,975          10,552                 3,000                4,750
 Operating Officer               1995        490,000       396,900          10,878                 7,500                4,620

 Donald L. Krause,               1997        350,000       286,650          13,497                18,400                5,930
 Senior Vice President -         1996        324,000       265,356          12,139                 5,500                4,750
 Corporate Controller1995        1995        310,000       251,100          10,022                 1,000                4,620

 William T. Alldredge,           1997        340,000       278,460          10,171                 1,800                6,810
 Vice President - Finance        1996        315,000       257,985           8,117                 1,000                4,750
                                 1995        300,000       243,000           8,445                 1,000                4,620

 William J. Denton,              1997        340,000       321,300          11,263                10,700                6,890
 Group President                 1996        315,000       309,015          11,016                 3,000                4,750
                                 1995        285,000       278,303          12,367                 7,500                4,620

 Richard C. Dell,                1997        340,000       304,640          10,473                 9,900                6,450
 Group President                 1996        315,000       199,805           9,931                 2,000                4,750
                                 1995        285,000       110,837           9,533                 7,000                4,620

   --------------------
   (1) The amounts shown for 1997 include costs to the Company for expenses associated with use of Company cars as follows: Mr. Sovey, $8,359; Mr. T. Ferguson, $9,895; Mr. Krause, $12,317; Mr.
        Alldredge, $8,111; Mr. Denton, $9,123; and Mr. Dell, $8,773.

   (2) The compensation reported represents Company matching contributions made to the Newell Co. Long-Term Savings and Investment Plan (the "Newell 401(k) Plan").

   OPTION GRANTS IN 1997

        The following table sets forth certain information as to options to purchase Common Stock granted to the Named Officers under the 1993 Option Plan during the fiscal year ended December 31, 1997, and the potential realizable value of each grant of options, assuming that the market price of the underlying Common Stock appreciates in value during the ten-year option term at annualized rates of 5% and 10%.

                            OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                   POTENTIAL REALIZABLE
                                                                                                  VALUE AT ASSUMED ANNUAL
                                                                                                   RATES OF STOCK PRICE
                                                                                                  APPRECIATION FOR OPTION
                                          INDIVIDUAL GRANTS                                               TERM(3)
                                     Number of       Percent of
                                    Securities      Total Options
                                    Underlying       Granted to      Exercise or
                                      Options       Employees in     Base Price    Expiration
                 Name             Granted (#)(1)    a Fiscal Year     ($/Sh)(2)       Date         5% ($)        10% ($)
       William P. Sovey              23,600            5.97%           $35.50        5/7/07       $1,364,675   $2,173,021
       Thomas A. Ferguson, Jr.       25,300            6.40             35.50        5/7/07        1,462,979    2,329,554
       Donald L. Krause              18,400            4.65             35.50        5/7/07        1,063,981    1,694,217
       William T. Alldredge           1,800            0.46             35.50        5/7/07          104,074      165,724
       William J. Denton             10,700            2.70             35.50        5/7/07          618,223      985,217
       Richard C. Dell                9,900            2.50             35.50        5/7/07          572,462      911,555


   (1) All options granted in 1997 become exercisable in annual cumulative installments of 20%, commencing one year from date of grant, with full vesting occurring on the fifth anniversary date of the date of grant. Vesting may be accelerated as a result of certain changes in control of the Company.

   (2) All options were granted at market value (the closing price of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of THE WALL STREET JOURNAL) on the date of grant.

   (3) Potential realizable value is reported net of the option exercise price but before taxes associated with exercise. These amounts assume annual compounding results in total appreciation of approximately 63% (5% per year) and approximately 159% (10% per year). Actual gains, if any, on stock option exercises and Common Stock are dependent on the future performance of the Common Stock and overall market conditions. There can be no assurance that the amounts reflected in this table will be achieved.

   OPTION EXERCISES IN 1997

        The table below sets forth certain information for fiscal year 1997 concerning the exercise of options to purchase shares of Common Stock granted under the Newell Co. 1984 Amended and Restated Stock Option Plan (the "1984 Option Plan") and the 1993 Option Plan by each of the Named Officers and the value of unexercised options granted under the 1984 Option Plan and 1993 Option Plan held by each of the Named Officers as of December 31, 1997.

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES


                                                                   NUMBER OF SECURITIES           VALUE OF UNEXERCISED
                                                                  UNDERLYING UNEXERCISED              IN-THE-MONEY
                                                                        OPTIONS AT                     OPTIONS AT
                                                                    FISCAL YEAR-END (#)          FISCAL YEAR-END ($) (2)
                                      SHARES        VALUE
                                   ACQUIRED ON     REALIZED
                 NAME              EXERCISE (#)    ($) (1)     EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE

       William P. Sovey               33,890        $754,053      83,110         51,600         $2,056,344     $617,525
                                       5,214         151,858
       Thomas A. Ferguson, Jr.         9,700         205,519      31,286         36,000            690,700      389,162
       Donald L. Krause                    0               0      31,300         24,600            707,168      225,212
       William T. Alldredge            6,000         112,125      17,636         11,664            437,439      243,073
       William J. Denton               2,800          66,150      21,600         20,400            454,962      248,475
                                       3,600         109,239
       Richard C. Dell                 1,703          36,349      19,897         18,300            428,479      228,481


   (1) Represents the difference between the average of the high and low prices of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of THE WALL STREET JOURNAL on the date of exercise and the option exercise price multiplied by the number of shares acquired on exercise.

   (2) Represents the difference between $42.3125 (the average of the high and low prices of the Common Stock on the New York Stock Exchange as reported in the Midwest Edition of THE WALL STREET JOURNAL on December 31, 1997) and the option exercise price.

   PENSION AND RETIREMENT PLANS

        The Pension Plan Table set forth below shows total estimated annual benefits payable upon retirement (based on the benefit formulas in effect and calculated on a straight life annuity basis, as described below) to persons covered under the non-contributory defined benefit pension plan for salaried and clerical employees (the "Pension Plan") and the Supplemental Retirement Plan established in 1982 (the "Supplemental Retirement Plan"), including the Named Officers, in specified compensation and years of credited service classifications, assuming employment until age 65 and that Social Security benefits remain at the current level.

                                 PENSION PLAN TABLE


                                                                                 YEARS OF SERVICE
                        REMUNERATION                         5             10            15            20         25 or
                                                                                                                   more
       $  200,000  . . . . . . . . . . . . . . . . .        $10,900       $37,700        $64,500      $91,300    $118,100
          300,000  . . . . . . . . . . . . . . . . .         24,300        64,500        104,700      144,900     185,100
          400,000  . . . . . . . . . . . . . . . . .         37,700        91,300        144,900      198,500     252,100
          500,000  . . . . . . . . . . . . . . . . .         51,100       118,100        185,100      252,100     319,100
          600,000  . . . . . . . . . . . . . . . . .         64,500       144,900        225,300      305,700     386,100
          700,000  . . . . . . . . . . . . . . . . .         77,900       171,700        265,500      359,300     453,100
          800,000  . . . . . . . . . . . . . . . . .         91,300       198,500        305,700      412,900     520,100
          900,000  . . . . . . . . . . . . . . . . .        104,700       225,300        345,900      466,500     587,100
         1,000,000 . . . . . . . . . . . . . . . . .        118,100       252,100        386,100      520,100     654,100
         1,100,000 . . . . . . . . . . . . . . . . .        131,500       278,900        426,300      573,700     721,100
         1,200,000 . . . . . . . . . . . . . . . . .        144,900       305,700        466,500      627,300     788,100
         1,300,000 . . . . . . . . . . . . . . . . .        158,300       332,500        506,700      680,900     855,100
         1,400,000 . . . . . . . . . . . . . . . . .        171,700       359,300        546,900      734,500     922,100
         1,500,000 . . . . . . . . . . . . . . . . .        185,100       386,100        587,100      788,100     989,100
         1,600,000 . . . . . . . . . . . . . . . . .        198,500       412,900        627,300      841,700   1,056,100
         1,700,000 . . . . . . . . . . . . . . . . .        211,900       439,700        667,500      895,300   1,123,100


        The Pension Plan covers full-time salaried and clerical employees of the Company and its subsidiaries who have completed one year of service. A participant is eligible for normal retirement benefits under the Pension Plan if his or her employment terminates at or after age 65. For service years prior to 1982, benefits accrued on a straight life annuity basis, using a formula that takes into account the five highest consecutive years of compensation in the ten years before 1982 and years of service, reduced by a portion of expected primary Social Security payments. For service years from and after 1982 and before 1989, benefits accumulated at the rate of 1.1% of compensation not in excess of $25,000 for each year plus 2.3% of compensation in excess of $25,000. For service years from and after 1989, benefits accumulate at the rate of 1.37% of compensation not in excess of $25,000 for each year plus 1.85% of compensation in excess of $25,000. No more than 30 years of service is taken into account in determining benefits. Under the Pension Plan, compensation includes regular or straight-time salary or wages (unreduced for amounts deferred pursuant to the Newell 401(k) Plan and the Flexible Benefits Account Plan), the first $3,000 in bonuses and 100% of commissions.
   If a participant has completed 15 years of service, upon attainment of age 60, the Pension Plan also provides for an early retirement benefit equal to the benefits described above, reduced by .5% for each month the benefits commence before age 65.

        In 1982, the Supplemental Retirement Plan was established, funded by cost recovery life insurance, which covers 92 current officers and key executives, including the Named Officers, and 18 former officers and key executives. The Supplemental Retirement Plan adds to retirement benefits under the Pension Plan so that at age 65, a covered employee receives a maximum aggregate pension equal to 67% of his or her average compensation for the five consecutive years in which it was highest (multiplied by a fraction, the numerator of which is the participant's credited service (not to exceed 25) and the denominator of which is 25). The benefit is reduced by primary Social Security. Compensation includes salary and bonus (unreduced for amounts deferred pursuant to the Newell 401(k) Plan and the Flexible Benefits Accounts Plan). Both the Pension Plan and the Supplemental Retirement Plan provide a death benefit for surviving spouses and dependent children. The Supplemental Retirement Plan also provides for an early retirement benefit upon attainment of age 60 equal to the benefits described above, reduced by .5% for each month the benefits commence before age 65.

        In 1997, Mr. Sovey had 12 years of credited service, Mr. T. Ferguson had 25 years, Mr. Krause had 24 years, Mr. Alldredge had 14 years, Mr. Denton had 21 years and Mr. Dell had 23 years.

   EMPLOYMENT SECURITY AGREEMENTS

        The Company has entered into Employment Security Agreements ("Agreements") with the Named Officers which provide for the continuation of salary, bonus and certain employee benefits for a period (the "Severance Period") of twenty-four months (but not beyond age 65) following the termination of employment of the Named Officer within twelve months (but prior to age 65) after certain changes in control of the Company. In the event of such termination of employment, the Named Officer will continue to receive his base salary and bonus (based upon his average bonus for the three full fiscal years preceding the change in control) during the Severance Period. The Named Officer also will receive all benefits accrued under the incentive and retirement plans of the Company to the date of termination of employment and will be given service credit for all purposes of these plans during the Severance Period. All options held by the Named Officer with respect to Common Stock will become immediately exercisable upon the date of termination of employment and remain exercisable for a period of 90 days thereafter.

        During the Severance Period, the Named Officer and his spouse will continue to be covered by all welfare plans of the Company, and the Company will continue to reimburse the Named Officer for automobile expenses, but the amount of any benefits or reimbursement the Named Officer or his spouse receives will be reduced by the amounts received from another employer or from any other source. If the Named Officer dies during the Severance Period, all amounts payable during the remainder of the Severance Period shall be paid to his surviving spouse, and his spouse will continue to be covered under all applicable welfare plans. No amounts are payable if the employment of the Named Officer is terminated by the Company for Good Cause (as defined in the Agreements) or if the Named Officer voluntarily terminates his employment without Good Reason (as defined in the Agreements).

   EXECUTIVE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

        The Compensation Committee has furnished the following report on executive compensation to the stockholders of the Company.

        COMPENSATION PROCEDURES AND POLICIES. The Compensation Committee determines the compensation of all of the executive officers of the Company, including the Named Officers and the one other executive officer of the Company. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers, including decisions relating to stock options, are reviewed and approved by the full Board of Directors.

        The Company's executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to the Company's success in meeting specified profit and growth and performance goals and to appreciation in the Company's stock price. The Company's compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve the Company's performance objectives, rewarding individual performance and contributions, and linking executive and stockholder interests through equity based plans.

        The Company's executive compensation consists of three key components: base salary, annual incentive compensation and stock options, each of which is intended to complement the others and, taken together, to satisfy the Company's compensation objectives. The Compensation Committee's policies with respect to each of the three components, including the bases for the compensation awarded to William P. Sovey, as the Company's Chief Executive Officer, are discussed below.

        The Compensation Committee considered the effect of the limitations on the deductibility of executive compensation in excess of $1 million under Section 162(m) of the Internal Revenue Code on the Company's compensation policies and practices and did not make any changes in such policies and practices for 1997. As a result, the Company paid an immaterial amount of non-deductible executive compensation in 1997. The Compensation Committee currently does not anticipate that changes will be made to the Company's policies and practices for 1998 and, accordingly, the Company may pay non-deductible compensation in 1998.

        BASE SALARY. In the early part of each fiscal year, the Compensation Committee reviews the base salary of the Company's Chief Executive Officer, the recommendation of the Chief Executive Officer with regard to the base salary of the Chief Operating Officer and all other executive officers of the Company and approves, with any modifications it deems appropriate, annual base salaries for each of the executive officers.

        Recommended base salaries of the executive officers are based upon the base salary ranges recommended annually by the Chief Executive Officer of the Company. National survey data available regarding salaries of those persons holding comparable positions at comparably sized nondurable consumer goods companies is reviewed by the Compensation Committee to establish base salary ranges. A majority of the nondurable consumer goods companies are not the companies which make up the Dow Jones Consumer, Non-Cyclical Industry Group Index in the Common Stock Price Performance Graph included in this Proxy Statement. The base salary range is based upon the midpoint of the comparative compensation group, plus or minus twenty-five percent. The base salary of each of the executive officers is established in relation to the midpoint of the base salary ranges based upon an evaluation of the individual performance of the executive officer, including satisfaction of such officer's annual objectives. The base salary of the Chief Executive Officer is also established in relation to the midpoint of his base salary range, based on achievement of the Company's annual goals relating to earnings per share, sales growth and return on investment and on an evaluation of the individual performance of the Chief Executive Officer. The base salaries paid in 1997 to each of the executive officers, including the Chief Executive Officer, were within the recommended ranges.

        The base salary of Mr. Sovey was reviewed at the February 1997 meeting of the Compensation Committee. In setting Mr. Sovey's salary for 1997, the Compensation Committee considered his base salary in relation to the midpoint of his salary range and that the Company's annual goals relating to earnings per share, sales growth and return on investment were met in 1996. In evaluating Mr. Sovey's performance, the Compensation Committee primarily considered these Company financial goals. In consideration of these factors, the Compensation Committee approved an increase in Mr. Sovey's base salary of $50,000, approximately 7.3%, for 1997.

        ANNUAL INCENTIVE COMPENSATION. The Company's executive officers (other than the Group Presidents) are entitled to participate in an incentive bonus plan which provides for the payment of cash bonuses based on the Company's return on investment (the "ROI Plan"). Awards are made under the ROI Plan if the Company's annual after-tax return on beginning of the year stockholder's equity exceeds 11% and are determined by multiplying each executive officer's base salary by percentages established in the ROI Plan reflecting the actual return achieved.

        The annual after-tax return on beginning of the year stockholder's equity for 1997 was approximately 19.5%. Based on these results, Mr. Sovey was awarded a bonus of $614,250 for 1997.

        The Group Presidents are entitled to participate in an incentive bonus plan which provides for the payment of cash bonuses based on return on assets used in, and sales and income growth by, the divisions for which the Group President is responsible (the "ROA Plan"). Awards are made under the ROA Plan if the return on assets used during the year in the divisions for which the Group President is responsible exceeds 10% on a pre-tax basis and sales growth exceeds the prior year sales level, and are determined by multiplying each Group President's base salary by percentages established in the ROA Plan reflecting the actual results achieved. Actual return on assets and sales growth in 1997 exceeded the goals established for payment of a bonus in the divisions for which each of the Group Presidents was responsible.

        STOCK OPTIONS. The Company's executive officers are also entitled to participate in the 1993 Option Plan. Under the 1993 Option Plan, incentive stock options and nonqualified stock options to purchase Common Stock of the Company may be granted at prices not less than fair market value of the Common Stock at the date of grant. Options granted under the 1993 Option Plan become exercisable in annual cumulative installments of 20% of the number of options granted over a five-year period and have a maximum term of ten years. The Compensation Committee has adopted a formula, which takes into account outstanding options, for determining, on a quarterly basis, whether an executive officer of the Company should be awarded an option. The grant of options is considered if the option exercise price of the options held by an executive officer is less than a variable multiple of the executive officer's base salary. The Compensation Committee also has the discretion, in circumstances such as a promotion, to grant options otherwise than in accordance with the formula. Based upon the formula, Mr. Sovey received 23,600 options in 1997.

        This report is submitted on behalf of the Compensation Committee:

                                 Daniel C. Ferguson, Chairman
                                 Robert L. Katz


                 EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS
                          AND INSIDER PARTICIPATION

        The current members of the Compensation Committee are Mr. D. Ferguson and Dr. Katz. Daniel C. Ferguson, Chairman of the
   Compensation Committee, is a former employee of the Company.

                          CERTAIN BENEFICIAL OWNERS

        No person or group is known to the Company to be the beneficial owner of more than five percent of the outstanding shares of Common Stock of the Company.

        The following table sets forth information as to the beneficial ownership of shares of Common Stock of each director, each nominee for director, and each Named Officer, individually, and all directors and executive officers of the Company, as a group. Except as otherwise indicated in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of Common Stock set forth.

                                            Common Stock Beneficially
                                            Owned on January 19, 1998
                                            -------------------------
                                                             Percent of
                                             Number of         Class
    Name of Beneficial Owner                   Shares       Outstanding
    ------------------------                 ---------      -----------


    Alton F. Doody  . . . . . . . . . .  62,500(1)                  .04%

    Gary H. Driggs  . . . . . . . . . .  36,000(1)                   .02

    Daniel C. Ferguson  . . . . . . . .  3,256,532(1)(2)            2.04

    Thomas A. Ferguson, Jr. . . . . . .  187,894(1)(3)               .12

    Robert L. Katz  . . . . . . . . . .  139,524(1)                  .09

    John J. McDonough . . . . . . . . .  64,617(1)(5)                .04

    Elizabeth Cuthbert Millett  . . . .  242,243(1)(6)               .15

    Cynthia A. Montgomery . . . . . . .  2,100(1)                   .001

    Allan P. Newell . . . . . . . . . .  2,171,691(1)(7)            1.36

    Henry B. Pearsall . . . . . . . . .  743,514(1)(8)               .47

    William P. Sovey  . . . . . . . . .  401,152(1)(3)               .25

    William T. Alldredge  . . . . . . .  216,170(1)(3)(4)            .14

    William J. Denton . . . . . . . . .  88,154(1)(3)                .06

    Richard C. Dell . . . . . . . . . .  96,163(1)(3)(10)            .06

    Donald L. Krause  . . . . . . . . .  311,364(1)(9)               .20

    All directors and executive
    officers as a group (15 persons)  .  8,019,618                 5.04%


   ---------------------
   (1) Includes shares issuable pursuant to stock options exercisable within 60 days of March 16, 1998 as follows: Dr. Doody, 12,000 shares; Dr. Driggs, 12,000 shares; D. Ferguson, 10,400 shares; Mr. T. Ferguson, 33,286 shares; Dr. Katz, 2,000 shares; Mr. McDonough, 10,000 shares; Ms. Millett, 2,000 shares; Ms. Montgomery, 2,000 shares; Mr. Newell, 2,000 shares; Mr. Pearsall, 8,000 shares; Mr. Sovey, 90,110 shares; Mr. Alldredge, 18,548 shares; Mr. Denton, 21,600 shares; Mr. Dell, 20,597 shares; and Mr. Krause, 31,300 shares.

   (2) Includes 3,400 shares beneficially owned of record by his wife, 140,906 shares held in charitable trusts of which Mr. D. Ferguson is trustee, 694,384 shares held in a trust of which Mr. D. Ferguson is beneficiary and 1,037,368 shares held by a partnership of which Mr. D. Ferguson is managing partner.

   (3) Includes shares held by the Newell 401(k) Plan over which each of the following persons has voting power: Mr. T. Ferguson, 6,694 shares; Mr. Sovey, 6,675 shares; Mr. Alldredge, 1,438 shares; Mr. Denton, 3,354 shares; and Mr. Dell, 6,033 shares.

   (4)  Includes 50,764 shares owned of record by his wife.

   (5) Includes 5,200 shares held in his wife's individual retirement account and 4,500 shares in trusts in which Mr. McDonough is trustee but excludes 18,200 shares owned of record by his children with respect to which Mr. McDonough disclaims beneficial ownership and 33,000 shares in trusts in which Mr. McDonough is not trustee with respect to which Mr. McDonough disclaims beneficial ownership.

   (6) Includes 39,793 shares beneficially owned of record by her two children of which Ms. Millett is custodian and includes 70,860 shares held in a trust of which Ms. Millett is trustee.

   (7) Includes 24,000 shares held in trusts of which Mr. Newell is co-trustee and beneficiary and over which he has shared investment and voting power and 2,144 shares beneficially owned of record by his wife.

   (8) Includes 612,564 shares held in trusts of which Mr. Pearsall is trustee.

   (9) Includes 1,539 shares held in trusts of which Mr. Krause is trustee and 12,000 shares held in joint tenancy over which Mr. Krause has shared investment and voting power.

   (10) Includes 25,365 shares held in joint tenancy over which Mr. Dell has shared investment and voting power.

                    COMMON STOCK PRICE PERFORMANCE GRAPH

   The following Common Stock price performance graph compares the yearly change in the Company's cumulative total stockholder returns on its Common Stock during the years 1993 through 1997, with the cumulative total return of the Standard & Poor's 500 Index and the Dow Jones Consumer, Non-Cyclical Industry Group Index, assuming the investment of $100 on December 31, 1992 and the reinvestment of dividends (rounded to the nearest dollar).

                                              December 31,
                                                  1992     1993     1994     1995     1996     1997
     Newell                                       $100    100.79   106.78   133.93   165.91   227.21

     DJ Consumer, Non Cyclical                     100     95.94   106.85   155.73   194.40   266.54

     S&P 500 Index                                 100    109.92   111.34   152.66   187.28   249.28


             PROPOSAL 2 - APPOINTMENT OF INDEPENDENT ACCOUNTANTS

        Subject to ratification by the stockholders, the Board of Directors has reappointed Arthur Andersen L.L.P. as independent accountants to audit the consolidated financial statements of the Company for the year 1998. The Board of Directors recommends a vote in favor of ratification of the appointment. If the stockholders should fail to ratify the appointment of the independent accountants, the Board of Directors would reconsider the appointment.

        It is expected that representatives of Arthur Andersen L.L.P. will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.


           SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

        Based solely upon a review of Reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other Reports were required, the Company believes that all of such Reports were filed on a timely basis by executive officers and directors during 1997.

                STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

        To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at the Company's 1999 Annual Meeting must be in writing and be received by the Company no later than November 19, 1998.

                               OTHER BUSINESS

        The Board of Directors does not know of any business to be brought before the Annual Meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote said proxy in accordance with his judgment on such matters.

                                            By Order of the Board of
                                                   Directors,


                                                RICHARD H. WOLFF
                                                   Secretary
   March 19, 1998






        A COPY OF THE COMPANY'S 1997 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE FURNISHED TO STOCKHOLDERS FREE OF CHARGE UPON WRITTEN REQUEST TO THE OFFICE OF THE VICE
   PRESIDENT-FINANCE OF THE COMPANY.
                               APPENDIX


     Form of proxy card for holders of Common Stock of the Company

                                PROXY
                                -----

                              NEWELL CO.

              Annual Meeting of Stockholders May 13, 1998
               Proxy Solicited by the Board of Directors
                    for Annual Meeting May 13, 1998

The undersigned hereby appoints William P. Sovey and William T. Alldredge, and each of them, as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote at the Annual Meeting of Stockholders of NEWELL CO. to be held on May 13, 1998, and at any adjournments thereof, on all matters coming before said meeting.

     (1)  Election of Directors.
          Nominees:  Thomas A. Ferguson, Jr., Elizabeth Cuthbert
          Millett, Cynthia A. Montgomery and Allan P. Newell

     (2) Ratification of the appointment of Arthur Andersen L.L.P. as independent accountants for the year 1998.

     (3) In their discretion, upon such other matters as may properly come before this Annual Meeting.

You are encouraged to specify your choices by     /////////////////
marking the appropriate boxes, SEE REVERSE SIDE,  /               /
but you need not mark any boxes if you wish to    /  SEE REVERSE  /
vote in accordance with the Board of Directors    /     SIDE      /
recommendations.  Your shares cannot be voted     /               /
unless you sign and return this card.             /////////////////




 X   Please mark
___  your votes as
     in this example.

When this Proxy is properly executed, the shares to which it relates will be voted in the manner directed herein. If no direction is made, the shares will be voted FOR election of directors and FOR proposal 2.

  The Board of Directors recommends a vote FOR election of directors and FOR proposal 2.
  --------------------------------------------------------------------------------------------------------------------
                                     FOR     WITHHOLD         For, except withhold vote from the following nominee(s)

  1.       Election of Directors    _____      _____          __________________________________________________________

  2.       Ratification of independent accountants.                            FOR              AGAINST          ABSTAIN

                                                                               _____             _____            _____


  SIGNATURE(S)__________________________DATE________________________
  NOTE:    Please sign exactly as name appears hereon.  Joint owners           The signer hereby revokes all proxies
           should each sign.  When signing as attorney, executor,              heretofore given by the signer to vote at
           administrator, trustee or guardian, please give full                said meeting or any adjournments thereof.
           title as such.
  --------------------------------------------------------------------------------------------------------------------
                                                    FOLD AND DETACH HERE

                                      [Map setting forth location of Annual Meeting.]

                                 NEWELL CO.
                 Annual Meeting on Stockholders May 13, 1998

   Dear Stockholder,

   Newell Co. encourages you to take advantage of a new and convenient way by which you can vote your shares--electronically through the telephone. This eliminates the need to return the proxy card.

   To vote your shares electronically through the telephone:

        --   On a touch-tone telephone call 1-800-OK2-VOTE
             (1-800-652-8683)
        --   24 hours a day, 7 days a week
        --   Listen to the recording for instructions
        --   Use the control number printed in the box above to access
             the system
        --   Use your phone key pad to vote

   Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card. If you choose to vote your shares electronically, there is no need for you to mail back your proxy card.

               YOUR VOTE IS IMPORTANT.  THANK YOU FOR VOTING.